Exhibit 23.2
CONSENT OF INDEPEPNDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005, except as to Note 1 for which the date is March 8, 2006 relating to the financial statements, which appears in Covansys Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.
PricewaterhouseCoopers LLP
Detroit, Michigan
March 7 , 2007